AMENDMENT
                                     OF THE
                    GENERAL AMERICAN INVESTORS COMPANY, INC.
                             EMPLOYEES' THRIFT PLAN

         WHEREAS, General American Investors Company, Inc. (the "Company") adopted the General American Investors Company, Inc. Employees' Thrift Plan (the "Plan"), effective as of July 1, 1959; and

         WHEREAS, the Plan was amended and restated on April 14, 1976, effective as of December 31, 1975; and

         WHEREAS, the Plan was further amended on April 12, 1978, December 8, 1982, December 12, 1984, September 11, 1985, September 10, 1986, December 19, 1989, December 19, 1994, December 30, 1996, October 13, 1999 and July 11, 2001;
and

         WHEREAS, Section 8(E) provides that the Company may amend the Plan at any time, except in certain respects not material hereto; and

         WHEREAS, the Board of Directors desires to amend the Plan in certain respects;

         NOW, THEREFORE, the Plan is hereby amended in the following respects, effective as of January 1, 1997:

         1. Section 1(s) is amended by amending the first sentence thereof to read as follows:

         "Regular Compensation" shall mean regular basic salary or wages payable to an Employee for service with the Company, prior to any reduction under paragraph 1 of Section 4, pursuant to a cafeteria plan under
         Section 125 of the Code or a qualified transportation fringe under
         Section 132(f)(4) of the Code, and shall not include overtime, bonuses, commissions, pensions, retainer fees, fees under contracts or any other form of additional or special compensation.

         2. Paragraph 1 of Section 7(B) is amended in its entirety to read as follows:

              1. In the event of the termination of a Participant's employment with the Company (a) after attaining normal retirement age (i.e., age
         65), (b) as a result of retirement, total and permanent disability, death or dismissal by the Company, or (c) after six cumulative Years of Service with the Company (as provided in subsection 3, below), the Company shall direct the Trustee to pay to the Participant, or in a proper case, to his legal representative or designated beneficiary, an amount equal to the value of his accounts in the Funds as of the first Value Determination Date after such termination, and his participation in the Plan shall thereupon terminate.

         3. Paragraph 3 of Section 7(B) is amended by amending the first sentence thereof to read as follows:

         In the event of the termination of a Participant's employment with the Company under circumstances other than those described in subsection
         (1) above, the Committee shall direct the Trustee to pay to the Participant, or in a proper case to his legal representative or designated beneficiary, the value of his accounts in the Funds under subsection (1) attributable to Participant Contributions and Company Contributions (such value is fully vested and nonforfeitable at all times) as well as the vested portion of Company Matching Contributions, and subject to subsection (5) below, there shall be forfeited the unvested portion of the value of the Participant's account in the Stock Fund which is attributable to Company Matching Contributions.

         4. Paragraph 3 of Section 7(B) is amended by the addition of the following at the end thereof:

              In the event that the Plan is amended to change or modify the vesting schedule set forth above (unless such schedule is more favorable to the Participant than the existing vesting schedule), a Participant with at least three (3) cumulative Years of Service as of the expiration date of the election period may elect to have his nonforfeitable percentage computed under the Plan without regard to such amendment. If a Participant fails to make such election, then such Participant shall be subject to the new vesting schedule. The Participant's election period shall commence on the adoption date of the amendment and shall end 60 days after the latest of:

              (1) the adoption date of the amendment,

              (2) the effective date of the amendment, or

              (3) the date the Participant is issued written notice of the amendment from the Company or the Committee.

         5. Section 7 is amended by the addition of the following at the end thereof:

         (H) Protected Benefits.
             ------------------

              No amendment to the Plan shall reduce or restrict, either directly or indirectly, the benefit provided the Participant prior to the amendment as required by Section 411(d)(6) of the Code and Treasury Regulations Sections 1.411(d)-3(b) and 1.411(d)-4.

         IN WITNESS WHEREOF, General American Investors Company, Inc. has caused this Amendment to be executed by its duly authorized officers as of the 10th day of April, 2002.



/s/ Carole Anne Clementi                         /s/ Eugene DeStaebler
----------------------------                     -------------------------------
Secretary                                        Vice-President, Administration
Carole Anne Clementi                             Eugene L. DeStaebler, Jr.








                                      -3-